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                                                                      EXHIBIT 11

                           GRACO INC. AND SUBSIDIARIES

                  COMPUTATION OF NET EARNINGS PER COMMON SHARE

                                   (Unaudited)

                                                     Thirteen Weeks Ended              Twenty-Six Weeks Ended
                                                 ----------------------------      ------------------------------
                                                 June 25, 1999  June 26, 1998      June 26, 1998    June 27, 1997
                                                 -------------  -------------      -------------    -------------
                                                            (In thousands except per share amounts)

Net earnings applicable to common shareholders
   for basic and diluted earnings per share      $      17,961  $      12,765      $      29,162    $      21,712
                                                 -------------  -------------      -------------    -------------

Weighted average shares outstanding for
   basic earnings per share                             20,139         25,817             20,122           25,644


Dilutive effect of stock options computed
   using the treasury stock method and the
   average market price                                    708            937                605              853


Weighted average shares outstanding for diluted
   earnings per share                                   20,847         26,755             20,727           26,497


Basic earnings per share                         $         .89  $         .49      $        1.45    $         .84
                                                 -------------  -------------      -------------    -------------

Diluted earnings per share                       $         .86  $         .48      $        1.41    $         .82
                                                 -------------  -------------      -------------    -------------
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